Exhibit (c)(2)

Westin Hotels
August 1, 2003	Limited Partnership
Confidential	Fairness Presentation to the Board of Directors

Houlihan Lokey Howard & Zukin
Investment Bankers
1930 Century Park West
Los Angeles, California 90067
310- 553- 8871
www.hlhz.com

Los Angeles	New York	Chicago	San Francisco	Washington D.C.	Minneapolis	Dallas	Atlanta	London

•	This presentation supercedes the presentation on July 18, 2003.

•	It has come to Houlihan Lokey’s (as defined herein) attention that subsequent to the delivery of the July 18, 2003 presentation and delivery of its opinion, that certain assumptions and financial information required modification to more accurately reflect the financial position of the Partnerships (as defined herein).

•	The information presented herein speaks only as of July 18, 2003.

Table of Contents

Tab

Executive Summary	1
Due Diligence Summary	2
Methodology	3
Summary of Fairness Analysis	4
Exhibits
Financial Statements	A
Capitalization Rate Information	B
Discount Summary & Support	C
Synopses of Comparable Public Companies	D

i

Executive Summary

     Executive Summary

ENGAGEMENT OVERVIEW

•	Windy City Investments, LLC (the “Purchaser”) and each of Madison Windy City Investments, LLC, Madison Investment Partners 20, LLC, Madison Capital Group, LLC, The Harmony Group II, LLC and Bryan E. Gordon (collectively, the “Co-Bidders”) have offered to purchase up to 20,340 units of limited partnership interest (“Units”) of Westin Hotels Limited Partnership (“WHLP”).

•	The cash purchase price is equal to $525.00 per Unit, reduced by (i) $50.00 transfer fee charged by WHLP for each transfer and (ii) any cash distributions made or declared on or after July 7, 2003 (the “Offer Date”) (to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment), with interest at the rate of 3 percent per annum from the expiration date of the offer (the “Expiration Date”) to the date of the payment (the “Offer Price”).

•	The sole general partner of WHLP is Westin Realty Corp. (the “General Partner”). Further, WHLP owns the Westin Michigan Avenue, Chicago in Chicago, Illinois (the “Westin Michigan Avenue” or the “Hotel”) through The Westin Chicago Limited Partnership (the “Hotel Partnership” and, together with WHLP, the “Partnerships”), a subsidiary limited partnership.

•	Prior to any distribution to the partners, the Hotel Partnership is obligated to repay its existing third party and affiliate debt obligations as well as any accrued and deferred incentive management fees to 909 North Michigan Avenue Corporation (“909 Corp.” and, together with the General Partner, the “General Partners”), the general partner of the Hotel Partnership.

•	The Purchaser’s and Co-Bidders’ offer to purchase up to 20,340 Units of WHLP at the Offer Price and all related transactions disclosed to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) are collectively referred to herein as the “Transaction.”

     Executive Summary

ENGAGEMENT OVERVIEW (CONTINUED)

•	The Opinion does not address: (i) the Purchaser’s and Co-Bidders’ underlying business decision to effect the Transaction; (ii) the Partnerships’ and/or the General Partners’ underlying business decision to endorse, reject, or remain neutral with respect to the Transaction; (iii) whether any of WHLP’s limited partners should participate in (or reject) the Transaction by tendering into the offer; (iv) the tax or legal consequences of the Transaction, including but not limited to tax or legal consequences to the limited partners, the General Partners or the Partnerships; (v) the fairness, advisability or desirability of alternatives to the Transaction; (vi) the fair market value of the Westin Michigan Avenue; or (vii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion, including the fairness of the Transaction as a whole. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Westin Michigan Avenue or WHLP, make any recommendations as to the form or amount of consideration to be received by the Partnerships, the limited partners, the General Partners or any other person in connection with the Transaction.

CONCLUSION

•	Houlihan Lokey expresses no opinion as to whether any of WHLP’s limited partners should participate in the Transaction by tendering their Units; notwithstanding, and based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received in connection with the Transaction is fair to a limited partner of WHLP, from a financial point of view.

     Executive Summary

LEGAL OWNERSHIP CHART

     Executive Summary

WESTIN MICHIGAN AVENUE

•	The Westin Michigan Avenue is part of the full-service, upscale Westin hotel chain and is managed by a subsidiary of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). Starwood owns, manages and franchises hotels throughout the world and the inclusion of the Hotel within its global system provides the benefits of name recognition, centralized reservations and advertising, system-wide marketing programs, centralized purchasing and training and support services.

•	The Westin Michigan Avenue offers 751 newly renovated guest rooms, including 28 suites, and renovated banquet and meeting rooms totaling 35,000 square feet. Rooms can accommodate meetings ranging from 10 to 1,000 people in one of its three ballrooms.

•	The Hotel is a first-class hotel operating under the Westin name and located in a premier central, urban location, providing guests with convenient access to business districts, shopping areas and convention facilities. The Westin Michigan Avenue is located on an exciting corner of the “Magnificent Mile.” The Hotel is located next to The John Hancock Building and near The Water Tower Place.

•	The Westin Michigan Avenue offers beautifully decorated, comfortable facilities with many breath-taking views of Chicago’s North Michigan Avenue.

•	The Hotel has a full-service restaurant, The Grill on the Alley, an up-scale 300 seat restaurant and bar named to the Fine Dining Hall of Fame by Nation’s Restaurant News in 1995. The Hotel also offers other amenities including a health club.

     Executive Summary

OTHER ITEMS

•	Pursuant to the WHLP partnership agreement, the General Partner will use its best efforts to sell or refinance the Hotel or WHLP’s interest in the Hotel Partnership by December 31, 2001.

•	In February 2001, WHLP retained Jones Lang LaSalle Hotels (“JLL”) to market the Hotel for sale.

•	In April 2001, formal marketing materials were distributed and discussions with several potential purchasers commenced.

•	After the occurrence of the September 11th attacks, certain of the most qualified buyers indicated they would expect significant discounts on their preliminary offers.

•	In late 2001 or 2002, the General Partner decided it was not in the best interest of the limited partners of WHLP to sell the Hotel based on the unstable and depressed hotel real estate market, resulting from the weakened general worldwide economic environment.

•	The General Partner has also engaged JLL to assist in exploring a refinancing of WHLP’s debt and has recently directed JLL to focus its efforts towards pursuing a refinancing alternative.

•	In early May 2003, WHLP filed a preliminary proxy statement with the Securities and Exchange Commission outlining the refinancing of the existing Hotel Partnership mortgage loan totaling approximately $25.0 million with a new mortgage loan expected to be in the range of $70.0 million to $75.0 million.

•	Discussions with management indicate that the proposed refinancing may not be achieved due to a number of reasons, including but not limited to, identifying a lender willing to lend on the terms and conditions acceptable to the General Partner.

Due Diligence Summary

     Due Diligence Summary

DUE DILIGENCE SUMMARY

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	held discussions with the General Partnerships’ senior management to discuss the Transaction, the operations, financial condition, future prospects and performance of the Westin Michigan Avenue and WHLP;

•	reviewed WHLP’s financial statements as filed on Form 10-K for the two fiscal years ended December 31, 2002 and December 31, 2001, respectively;

•	reviewed WHLP’s financial statements as filed on Form 10-Q for the quarterly period ended March 31, 2003;

•	reviewed company-prepared consolidating financial statements for WHLP and the Westin Michigan Avenue for the fiscal years ended, December 31, 1999 through 2002;

•	reviewed company-prepared financial statements for the Westin Michigan Avenue for the fiscal years ended December 31, 1998 through 2002;

•	reviewed company-prepared financial statements for the Westin Michigan Avenue for the six-month period ending June 30, 2002 and company-prepared preliminary financial statements for the Westin Michigan Avenue for the corresponding six-month period ending June 30, 2003, which WHLP’s management has identified as being the most current financial statements available;

•	reviewed multi-year projections for the Westin Michigan Avenue for the years ended December 31, 2003 through 2005;

•	reviewed a draft Refinancing Analysis prepared by JLL, dated May 7, 2003;

     Due Diligence Summary

DUE DILIGENCE SUMMARY (CONTINUED)

•	visited the Westin Michigan Avenue;

•	reviewed copies of the following agreements:

•	the Amended and Restated Agreement of Limited Partnership of WHLP, as of December 31, 1986;

•	the Amended and Restated Agreement of Limited Partnership of the Hotel Partnership, as of December 31, 1986;

•	the Chicago FF&E Escrow Agreement, as of June 2, 1994;

•	the Amended and Restated Management Agreement among Westin Hotel Company and 909 Corp., the Hotel Partnership, and WHLP, as of August 21, 1986;

•	the First Amendment to Amended and Restated Management Agreement of the Hotel Partnership, as of June 2, 1994;

•	the Second Amendment to Amended and Restated Management Agreement, as of September 1, 1999;

•	the Third Amendment to Amended and Restated Management Agreement, as of February 27, 2002;

•	the Mortgage and Security Agreement between 909 Corp. and Teacher Retirement System of Texas, dated August 21, 1986;

•	the First Amendment to Mortgage and Security Agreement, dated June 2, 1994;

     Due Diligence Summary

DUE DILIGENCE SUMMARY (CONTINUED)

•	the Promissory Note by and between 909 Corp. and Teacher Retirement System of Texas, dated August 21, 1986;

•	the First Amendment to Promissory Note, as of June 2, 1994;

•	the Loan Agreement by and between WHLP and the General Partner, as of June 2, 1994;

•	the Assignment and Assumption of Agreements by and between Westin Hotel Company and 909 Corp., as of December 31, 1997; and

•	the Restructuring Agreement by and among Teacher Retirement System of Texas, Westin Hotel Company, the General Partner, St. Francis Hotel Corporation, The Westin St. Francis Limited Partnership, 909 Corp., the Hotel Partnership and WHLP, as of June 2, 1994.

•	reviewed the Tender Offer Statement filed on Schedule TO as of July 7, 2003;

•	reviewed the preliminary Proxy Statement filed on Schedule 14A filed with the Securities and Exchange Commission in May 2003; and

•	conducted other such analyses, studies and investigations as we deemed appropriate under the circumstance for rendering the opinion express herein.

Methodology

     Methodology

Houlihan Lokey utilized several valuation methodologies in our analysis of the fairness of the Offer Price to the limited partners of WHLP. Such valuation methodologies resulted in estimates of value for the Hotel, and thus the Hotel Partnership.

VALUATION OF THE HOTEL PARTNERSHIP AND WHLP

In order to determine the valuation of the Hotel Partnership and WHLP, Houlihan Lokey determined the value of the Westin Michigan Avenue as the Hotel is the primary and only material operating asset of the Hotel Partnership. The value of the Hotel, and ultimately the Hotel Partnership and WHLP, was estimated by employing several valuation methodologies. The following are the three approaches employed to determine the enterprise value of the Hotel:

1.     A “Net Asset Value Approach” whereby market based capitalization rates were applied to representative earnings and cash flow streams of the Hotel.

2.     A “Comparable Transaction Approach” whereby selected comparable transactions were analyzed and implied market multiples were applied to representative revenues and cash flow streams of the Hotel

3.     A “Market Capitalization Approach” whereby market based multiples of comparable public companies were applied to representatives earnings and cash flow streams of the Hotel.

The following approach did not consider the Hotel, but rather the characteristics and particularly the liquidity of the units held by WHLP’s limited partners.

1.     A “Yield Approach” whereby required yields for comparable publicly traded partnerships were applied to representative dividend levels for WHLP.

Summary of Fairness Analysis

     Summary of Fairness Analysis

RECONCILIATION — LIQUIDATION ANALYSIS

($ in thousands)

Concluded Net Asset Value Range		July 18th
		HLHZ Concluded Range			Reconciliation	HLHZ Concluded Range

Net Asset Value Approach		$94,080	—	$98,000		$94,080	—	$98,000
Comparable Transaction Approach		$88,200	—	$101,920		$88,200	—	$101,920
Market Capitalization Approach		$111,665	—	$118,427		$111,665	—	$118,427

Concluded Hotel Partnership Net Asset Value Range		$98,000	—	$106,000		$98,000	—	$106,000

Add: Hotel Partnership Cash		21,200	—	21,200		21,200	—	21,200
Add: Hotel Partnership Non-Cash Current Assets (1)		(16,010)	—	(16,010)	12,114 (1)	(3,896)	—	(3,896)
Less: Total Mortgage Debt		(25,213)	—	(25,213)		(25,213)	—	(25,213)
Less: Accrued Incentive Management Fees		(8,077)	—	(8,077)	392	(7,685)	—	(7,685)
Less: Starwood Subordinated Debt		(10,678)	—	(10,678)		(10,678)	—	(10,678)

Hotel Partnership Equity Value Range		$59,222	—	$67,222	$12,506	$71,728	—	$79,728

WHLP ownership percentage in Hotel Partnership		99%	—	99%	99%	99%	—	99%

WHLP Equity Value Range		$58,630	—	$66,550	$12,381	$71,011	—	$78,931

Add: WHLP Cash		9,500	—	9,500		9,500	—	9,500
Add: WHLP Accrued Management Fees		392	—	392	(784)	(392)		(392)
Add: WHLP Non-Cash Current Assets		—	—	—	24 (2)	2 4	—	24
Less: WHLP Current Liabilities		(318)	—	(318)		(318)	—	(318)
Less: WHLP Liquidation Expenses		(265)	—	(265)		(265)	—	(265)

WHLP Concluded Equity Value		$67,939	—	$75,859	$11,621	$79,561	—	$87,481

Less: WCR ownership percentage in Hotel Partnership	1%	($679)	—	($759)	($116)	($796)	—	($875)

WHLP Concluded Equity Value, net of WCR ownership		$67,260	—	$75,101	$11,505	$78,765	—	$86,606

Number of Partnership Units		135,600	—	135,600	135,600	135,600	—	135,600

Per Unit Distribution to LPs (rounded)		$496.00	—	$554.00	$85.00	$581.00	—	$639.00

(1)	Reflects adjustment made for accrued incentive management fee and non-cash current assets, per management.

(2)	Reflects adjustment to non-cash current assets, per management.

     Summary of Fairness Analysis

FAIRNESS CONCLUSION

($ Actual)

Fairness Summary Analysis	Publicly Announced Tender Price

Announced Tender Offer Per Unit	$525.00	—	$525.00

	HLHZ Concluded Range

Liquidation Scenario (1)	$494.00	—	$543.00
Yield Approach — (with cash adjustment and without cash adjustment)	$414.00	—	$562.00

		—

HLHZ Concluded Value Range	$454.00	—	$553.00

Conclusion: The Offer Price of $525 per Unit falls within Houlihan Lokey’s range of concluded values. Therefore, the Transaction is fair, from a financial point of view, to the limited partners of WHLP.

Other Considerations

Refinancing Analysis Per Unit (2)	$526.00	—	$562.00

(1)	Assumes no cash holdback for contingent liabilities and/or litigation expenses.

(2)	Per draft JLL analysis as of May 07, 2003. Conclusions dependent upon $75mm of refinancing proceeds and other assumptions. Should refinancing proceeds fall below $75mm, the concluded value per unit would decrease.

     Summary of Fairness Analysis

PARTNERSHIP UNITS TRADING HISTORY VS. CURRENT TENDER OFFER

					Weighted Average

Reporting Period (1)	High Trade	Low Trade	Units Traded	Weighted	Units	Trade (low)	Trade (high)

04/01/2003-05/31/2003	$485.00	$451.00	185	4.77%	8.82	$21.51	$23.13
02/01/2003-03/31/2003	$476.00	$385.00	414	10.67%	44.19	$41.09	$50.80
12/01/2002-01/31/2003	$460.00	$385.00	245	6.32%	15.47	$24.32	$29.05
10/01/2003-11/30/2002	$500.00	$275.00	1107	28.54%	315.92	$78.48	$142.69
08/01/2002-09/30/2002	$435.11	$400.00	382	9.85%	37.62	$39.39	$42.85
06/01/2002-07/31/2002	$460.00	$275.00	135	3.48%	4.70	$9.57	$16.01
04/01/2002-05/31/2002	$465.00	$400.00	364	9.38%	34.16	$37.54	$43.63
02/01/2002-05/31/2002	$455.00	$380.00	160	4.12%	6.60	$15.67	$18.77
12/01/2001-01/31/2002	$615.00	$402.00	107	2.76%	2.95	$11.09	$16.96
10/01/2001-11/30/2001	$615.00	$500.00	260	6.70%	17.43	$33.51	$41.22
08/01/2001-09/30/2001	$625.00	$580.00	155	4.00%	6.19	$23.18	$24.97
06/01/2001-07/31/2001	$630.00	$575.00	365	9.41%	34.35	$54.11	$59.28

Weighted Average					528.39	$389.45	$509.38

Historical Offer Prices

Reporting Period (2)	Offer Price	Offerer	Units	Comments

02/18/2003-03/04/2003	$395.00	NA	NA	NA
02/01/2003-04/30/2003	$400.00	NA	NA	NA
10/01/2001-11/30/2001	$500.00	NA	NA	NA
07/01/2001-08/31/2001	$470.00	NA	NA	NA

2/1/99	$1,000.00	Arlen Capital, LLC	4,900	NA

3/2/99	$1,000.00	Kalmia Investors, LLC	4,900	The 4,900 Units sought to be purchased pursuant to the Offer represented approximately 3.6% of the Units outstanding as of the date of the offer.
12/30/98	$1,000.00	Arlen Capital, LLC	6500	Funding for the purchase of the Units was provided through the Purchaser’s existing working capital.

Current Tender Offer

7/7/03	$525.00

(1)	Based on the Westin Hotels Limited Partnership Tender Offer Statement dated 07/07/03.

(2)	Based on the Westin Hotels Limited Partnership Tender Offer Statement dated 07/07/03. Represents the offers to purchase Units during the periods indicated.

     Summary of Fairness Analysis

VALUATION SUMMARY

($ in thousands)

Concluded Net Asset Value Range					Tender
		HLHZ Concluded Range			Price (1)

Net Asset Value Approach (2)		$94,080	—	$98,000
Comparable Transaction Approach (2)		$88,200	—	$101,920
Market Capitalization Approach (2)		$111,665	—	$118,427

Concluded Hotel Partnership Net Asset Value Range		$98,000	—	$106,000	$89,875

Add: Hotel Partnership Cash (3)		21,200	—	21,200	21,200
Less: Net Working Capital (4)		(3,896)	—	(3,896)	(3,896)
Less: Total Mortgage Debt(5)		(25,213)	—	(25,213)	(25,213)
Less: Accrued Incentive Management Fees (6)		(7,685)	—	(7,685)	(7,685)
Less: Starwood Subordinated Debt		(10,678)	—	(10,678)	(10,678)

Hotel Partnership Equity Value Range		$71,728	—	$79,728	$63,604

WHLP ownership percentage in Hotel Partnership		99%	—	99%	99%

WHLP Equity Value Range		$71,011	—	$78,931	$62,968

Add: WHLP Cash (3)		9,500	—	9,500	9,500
Less: WHLP Accrued Management Fees		(392)		(392)
Add: WHLP Non-Cash Current Assets		24	—	24	24
Less: WHLP Current Liabilities (7)		(318)	—	(318)	(318)
Less: WHLP Liquidation Expenses (8)		(265)	—	(265)	(265)

WHLP Concluded Equity Value		$79,561	—	$87,481	$71,909

Less: WCR ownership percentage in Hotel Partnership	1%	($796)	—	($875)	($719)

WHLP Concluded Equity Value, net of WCR ownership		$78,765	—	$86,606	$71,190

Less: Discount for lack of control and marketability		15.0%	—	15.0%

Discounted WHLP Concluded Equity Value, net of WCR ownership		$66,950	—	$73,615	NA

Number of Partnership Units (9)		135,600	—	135,600	135,600

Per Unit Distribution to LPs		$494.00	—	$543.00	$525.00

(1)	Represents publicly announced tender price per unit @ $525. Concluded NAV range was derived based on the implied NAV from the $525 tender offer, assuming no discounts.

(2)	Based on Net Asset Value Ranges net of selling cost.

(3)	Free and available cash as of 6/30/03 per management.

(4)	Represents net working capital not including cash and current portion of long term debt.

(5)	Based on total interest bearing debt as of 6/30/03.

(6)	Based on management estimates as of 6/30/03. Accrued incentive and management fees would be repaid at the time of sale.

(7)	Based on consolidated 12/31/02 current liabilities for WHLP. Management has indicated a potential high balance of approximately $350k.

(8)	Per the WHLP partnership agreement, the partnership must be liquidated in 90 days or the year end of the liquidating event, whichever is longer. We have assumed full liquidation to be at 12/31/03. This amount represents 1/2 of normalized operating partnership expenses.

(9)	Based on the Amended and Restated Agreement of Limited Partnership of Westin Hotels Limited Partnership as of 12/31/86.

Summary of Fairness Analysis

NET ASSET VALUE APPROACH
($ in thousands)

	Adjusted	Concluded Range of			Concluded
	NOI	Selected Cap Rates			Net Asset Value Range

NOI (1)
Latest Twelve Months NOI (2)	$9,851	10.0%	—	10.5%	$93,816	—	$98,507
Three Year Average NOI (3)	$10,746	10.5%	—	11.0%	$97,687	—	$102,338
Concluded Net Asset Value Range					$96,000	—	$100,000

Less: Selling Expenses	2%				(1,920)	—	(2,000)
Concluded Net Asset Value Range, net of Selling Expenses					$94,080	—	$98,000

Implied Cap Rate Based on
LTM NOI as of 6/30/03 (4)					10.3%	—	9.9%

(1)	NOI is defined as “Net Operating Income.”

(2)	As of 6/30/03.

(3)	Based on adjusted average NOI for FY 2000, FY 2001, and FY 2002.

(4)	Implied Cap Rate calculation is derived before taking any deduction for selling expenses.

Summary of Fairness Analysis

REPRESENTATIVE LEVELS
($ in thousands)

	Historical				Projected			Three-Year
	Fiscal Year Ended December 31,			LTM	Fiscal Year Ended December 31,			Average(3)	Estimated (4)

	2000	2001	2002	6/30/03	2003	2004	2005	(2000-2002)	2004

Occupancy	73%	66%	70%	74%	75%	74%	74%	69%	NA
RevPar	$127	$110	$106	$107	$111	$111	$116	$114	NA
Total Revenues	$48,398	$41,915	$40,718	$42,953	$43,564	$43,918	$46,933	$43,677	$46,613
Less: Departmental Expenses	(16,384)	(14,113)	(13,831)	(14,463)	(14,748)	(15,173)	(16,653)

Departmental Profit	32,014	27,802	26,887	28,490	28,815	28,745	30,279
Less: Operating Expenses	(9,491)	(7,854)	(7,718)	(7,770)	(7,905)	(7,947)	(9,262)

Gross Operating Profit	22,524	19,948	19,169	20,719	20,910	20,798	21,017
Less: Management & Incentive Fees	(1,694)	(4,091)	(4,125)	(4,305)	(4,074)	(3,957)	(3,922)
Less: Fixed Expenses (1)	(6,758)	(6,417)	(4,018)	(3,829)	(6,607)	(7,066)	(7,979)

Reported NOI	$14,072	$9,440	$11,026	$12,585	$10,229	$9,775	$9,117
Add: F, F & E Reserve	2,420	2,096	2,036	2,148	2,178	2,196	2,347

Reported EBITDA	$16,491	$11,535	$13,062	$14,733	$12,407	$11,971	$11,463

Adjustments:
Less: Owners Expense Adjustment (2)	10	7	(2,318)	(2,734)	(414)	—	—
Add: Other Adjustments	—	—	—	—	—	—	—

Adjusted EBITDA	$16,501	$11,543	$10,744	$11,998	$11,992	$11,971	$11,463
Adjusted EBITDA Margin	34%	28%	26%	28%	28%	27%	24%
Less: F, F & E Reserve	2,420	2,096	2,036	2,148	2,178	2,196	2,347

Adjusted NOI	14,081	9,447	8,708	9,851	9,814	9,775	9,117	10,746	10,501
Adjusted NOI	29%	23%	21%	23%	23%	22%	19%	23%	23%

(1)	Includes FF&E Reserve @ 5% of total Revenue, per the Chicago FF&E Escrow Agreement.

(2)	Adjusted for owners expense.

(3)	Represents the average of FY 2000, FY 2001 and FY 2002.

(4)	Estimated 2004 figures based on revenue growth of 6% from projected FY 2003. NOI based on same margin as % of sales as FY 2003.

Summary of Fairness Analysis

CAPITALIZATION RATE SUMMARY

						Cap Rate
	Low		High	Median	Mean	Focus

CoStar	7.00%	—	12.25%	10.50%	10.47%	Regional
Hospitality Investment	8.50%	—	13.00%	NA	11.00%	National
PwC Korpacz	7.00%	—	11.50%	NA	9.70%	National

				HLHZ
	Selected Cap Rate			Adjustment(1)	Concluded Cap Rate

LTM	9.50%	—	10.00%	0.50%	10.00%	—	10.50%
Three Year Average	10.00%	—	10.50%	0.50%	10.50%	—	11.00%

(1)	Based on both quantitative and qualitative factors including but not limited to industry fundamentals, regional market risk/competition and the nature of the management agreement.

Summary of Fairness Analysis

DEBT AND ACCRUED MANAGEMENT & INCENTIVE FEES

($ in thousands)

Total Interest Bearing Debt Calculation

As of
6/30/03

TRST Mortgage Loan (1)	$25,213
TRST Mortgage Loan Prepayment Penalty (2)	—

Total Mortgage Debt	$25,213

Starwood Subordinated Debt (3)	$10,678

Total Incentive Management Fees Payable Calculation
Incentive Management Fee balance as of 06/30/03 (3)	$7,685
WHLP Stub Accrued Incentive Management Fees as of 06/30/03 (3)	392

Total Incentive Management Fee balance as of 06/30/03	$8,077

(1)	Mortgage notes bear interest at 5.25 percent.

(2)	It is our understanding that should a refinancing of the debt occur in 2003 a $2.6 mm prepayment penalty is due and payable. In the event of a change of control prepayment penalty does not apply.

(3)	Based on management amortization schedule estimates as of June 30, 2003.

Summary of Fairness Analysis

COMPARABLE TRANSACTION APPROACH
($ in thousands)

	Representative	Range of Selected					Concluded
	Levels	Multiples					Enterprise Value Range

Adjusted Latest Twelve Months EBITDA (1)	11,998	9.5	x	—	10.0	x	113,984	—	119,983
Adjusted Latest Twelve Months NOI (1)	9,851	9.5%		—	11.0%		89,552	—	103,692
Number of Rooms (2)	751	$104.0	0	—	$132.0	0	78,104	—	99,132
Concluded Control Enterprise Value Range							$90,000	—	$104,000

Less: Selling Expenses	2%						(1,800)	—	(2,080)

Concluded Net Asset Value Range							$88,200	—	$101,920

Implied Cap Rate Based on LTM NOI as of 6/30/03 (3)							10.9%	—	9.5%

(1)	As of 06/30/03.

(2)	Based on the number of rooms for Westin Michigan Avenue.

(3)	Implied Cap Rate calculation is derived before taking any deduction for selling expenses.

Summary of Fairness Analysis

HOTEL CAP RATE INFORMATION
($ thousands)

Hotel Transactions (1)
		Sale		Sale Price	Overall
Hotel Name	Location	Date	Rooms	Per Room	Cap Rate

Hilton Garden Inn (2)	Chicago, IL	Oct-02	357	$70.03	7.0%
Candlewood Suites (2)	Schiller Park	Apr-02	160	$79.30	12.3%
Comfort Suites BWI	Linthicum Heights	Mar-03	137	$90.88	10.8%
Del Mar Hilton	Del Mar	Dec-02	245	$108.41	9.5%
Doubletree Club JFK Airport	Jamaica	Sep-02	110	$104.55	11.0%
AmeriSuites	Fort Lauderdale	Sep-02	128	$83.20	11.0%
Summerfield Suites By Wyndham	West Hollywood	Jul-02	120	$106.25	10.5%
Barnabey’s Hotel + Office Building	Manhattan Beach	May-02	123	$109.76	10.5%
Homewood Suites	Herndon	Jun-01	109	$116.97	10.5%
Howard Johnson Plaza Hotel & Suites	Washington	Mar-01	184	$70.92	10.5%
Quality Hotel & Suites	Washington	Mar-01	137	$77.55	10.5%
Canterbury Hotel	Washington	Mar-01	99	$106.31	10.5%
Marriott Capital Hotel	Austin	Feb-01	365	$132.19	11.6%

High			365	$132.19	12.3%
Low			99	$70.03	7.0%
Median			137	$104.55	10.5%
Mean			175	$96.64	10.5%

Note: Based on discussions with Tom Callahan of PKF Consulting, luxury hotels in the Chicago area are valued at cap rates ranging from 8.5% to 10.0%.

(1)	Source: Lodging Investment DataBank, July 2003 — Prepared by CoStar.

(2)	Source: The Chicago/Midwest Area Lodging Investment DataBank, July 2003 — Prepared by CoStar.

(3)	Based on both quantitative and qualitative factors including but not limited to market risk.

Summary of Fairness Analysis

COMPARABLE TRANSACTIONS
($ in millions)

Announce						$Price/	Deal	EV/
Date	Closed	Seller	Target Product Line	Buyer	# of Rooms	Room	Size	EBITDA	Comments

27-Jun-03	27-Jun-03	Ratos AB (1)	Capona Ab	Choice Hotels Scandinavia		NA	$53.8	11.6x
19-Jun-03	NA	Macdonald Hotels PLC (2)	Management Buyout	Management of Macdonalds Hotel		NA	165.6	9.3x	MBO
17-Jun-03	17-Jun-03	Lansdowne Resort LP (3)	Single Hotel	LaSalle Hotel Properties	296	$347.30	102.8	10.3x
11-Jun-03	11-Jun-03	Rajadamri Hotel PCL (4)	Regent Hotel Bangkok	SCB Securities Co Ltd	382	$50.24	19.2	NA	Minority Stake
22-May-03	NA	NH Hoteles SA (5)	Hotel Chain	Hoteles Hesperia SA			291.6	7.7x	Minority Stake/Unsolicited
3-Apr-03	NA	Riviera Holdings Corp (6)	NA	Private Group led by Fabrizio	2,075	$118.55	246.0	7.2x	Unsolicited Offer
10-Mar-03	NA	Six Continents PLC	NA	Private Group led by investors			9,000.0	10.4x
5-Mar-03	NA	Jupiters Ltd	NA	Tabcorp Holdings Ltd			632.9	7.1x
4-Mar-03	NA	Six Continents PLC	NA	Capital Management & Investment PLC			8,811.1	10.2x
7-Feb-03	7-Feb-03	Orbis SA	NA	Accor SA			4.5	5.0x
16-Aug-02	16-Aug-02	Zoffany Hotels Ltd (7)	NA	Forestdale Hotels Ltd		NA	39.7	8.9x
25-Jun-02	NA	CHE Group Plc	Quality Clock Hotel WelwynBAE Systems PLC				5.5	NA
31-May-02	2-Sep-02	Republic Hotels and Resorts Ltd	(8) NA	Millennium & Copthorne Hotels Plc		NA	54.3	11.8x
28-Mar-02	7-Jun-02	Crestline Capital Corp	NA	Barcelo Hotels & Resorts			602.0	NA
22-Mar-02	22-Apr-02	Hilton Group Plc (9)	NA	Deutsche Bank AG		NA	57.3	11.3x	Resale
14-Mar-02	2-Apr-02	Queens Moat Houses Plc (10)	NA	Trefick Ltd			4.5	7.9x	Minority Stake
				High		$347.30	$246.0	11.8x
				Low		$50.24	$19.2	7.2x
				Median		$118.55	$55.8	10.3x
				Mean		$172.03	$92.3	10.0x

Source: Mergerstat: SIC code 7011-Hotels & Motels
Shaded represents transaction that were not included within selected ranges

(1)	Based on Comtex News Network Ratos sold 7.6 million shares in Capona, corresponding to almost 40% of the capital and voting rights, to Choice Hotels Sweden AB, a Choice Hotels Scandinavia. In connection with the transaction Ratos also purchased 2 million shares in Choice Hotels Scandinavia ASA for NOK 50m with a lock-up period of 18 months.

(2)	Based on Financial Times Limited dated July 7, 2003 Macdonald Hotels was forced to raise bid for the company after the institutional shareholders indicated that the 240 pound per share offer was low.

(3)	Based on Business Wire, Inc. dated June 17, 2003 LasSalle Hotel Properties announced its acquisition of Lansdowne Resort for $115.8 million. The AAA Four-Diamond resort, located on 207 acres in Virginia featured 296 guest rooms and suites, an 18-hole championship golf course designed by award-winning architect Robert Trent Jones, Jr. and 45,000 square feet of conference center meeting and pre-function space.

(4)	Based on WorldSources Inc., Royal Garden Resorts acquired a 12.55% stake in Rajadamri Hotel from Goldman Sachs through SCB Securities Co ltd, raising its stake in the hotel company from 30.29% to 42.84%.

(5)	Based on The Deal L.L.C dated May 28, 2003 the board of Spain’s largest hotel chain, NH Hoteles SA, indicated on May 27, 2003 that an unsolicited $258.9 million offer by Hoteles Hesperia was made for 26.1% of the company’s

(6)	Based on the Wall Street Journal dated April 3, 2003 Investor Fabrizio Boccardio launched an unsolicited bid to buy debt-ridden Riverioa Holdings Corp, owner of the Riveria casino; the bid, backed by investors including Groupe amounts to $30 million in cash plus assumption of $216 million in debt.

(7)	Based on Business Magazine Deals South BDO Stoy Hayward played key roles in the 25.5 million pound acquisition by Forestdale Hotels of the Zoffany Hotels group.

(8)	Based on AFX News limited dates May 31, 2002 Millennium & Copthorne Hotels (“the Group”) announced its offer for the remaining 15% of it 85% already owned stake in Resorts Limited.

(9)	Based on AFX European Focus dated March 22, 2002, Deutsche Bank placed 17 million shares in Hilton Group PLC with institutions at a price of 241 pence a share. The stake placed was understood to have been held by Ratos AB. These shares were acquired by Ratos as a part of Hilton’s acquisition of Scandic Hotels AB last year. The lock over 17.6 million shares representing 1.1% of the UK hotels giant, was due to expire on April 22.

(10)	Based on AFX Trefick Limited acquired 5.82% of the total number of shares in issue.

Summary of Fairness Analysis

MARKET CAPITALIZATION APPROACH
($ in thousands)

	Adjusted	Range of Selected			Concluded
	EBITDA	EBITDA Multiples			Enterprise Value Range

Latest Twelve Months EBITDA (1)	11,998	8.5x	—	9.0x	101,986	—	107,985
Concluded Enterprise Value Range					$102,000	—	$108,000

Less: Total Mortgage Debt					(25,213)	—	(25,213)
Less: Total Accrued Incentive Management Fees					(8,077)	—	(8,077)
Less: Starwood Subordinated Debt					(10,678)	—	(10,678)
Add: Hotel Partnership Cash					21,200		21,200

Concluded Marketable Minority Equity Value Range					$79,232	—	$85,232
Add: Control Premium of 15.0%					11,885	—	12,785
Concluded Control Equity Value Range					$91,117	—	$98,017

Add: Total Mortgage Debt					25,213	—	25,213
Add: Total Accrued Incentive Management Fees					8,077	—	8,077
Add: Starwood Subordinated Debt					10,678	—	10,678
less: Hotel Partnership Cash					(21,200)		(21,200)

Concluded Control Enterprise Value Range					$113,885	—	$120,785

Less: Selling Expenses	2%				(2,278)	—	(2,416)

Concluded Enterprise Value Range, net of Selling Expenses					$111,607	—	$118,369

Implied Cap Rate Based on LTM NOI as of 6/30/03 (2)					8.6%	—	8.2%

(1)	As of 6/30/03.

(2)	Implied Cap Rate calculation is derived before taking any deduction for selling expenses.

Summary of Fairness Analysis

MULTIPLE SELECTIONS

	Fiscal Year	Latest Twelve	2003E	2004E
	End	Months	Year	Year
Public Hotel Multiples	EV/EBITDA (1)	EV/EBITDA (1)	EV/EBITDA (2)	EV/EBITDA (3)

FOUR SEASON HOTELS -LTD VTG	24.1x	24.9x	NMF	27.4x
HILTON HOTELS CORP	10.2x	10.6x	10.8x	9.7x
HOST MARRIOTT CORP	10.1x	10.4x	11.6x	10.4x
LASALLE HOTEL PROPERTIES	12.2x	12.8x	NA	10.6x
RFS HOTEL INVESTORS INC	9.5x	9.8x	9.7x	8.8x
High	12.2x	12.8x	11.6x	10.6x
Low	9.5x	9.8x	9.7x	8.8x
Median	10.2x	10.5x	10.8x	10.1x
Mean	10.5x	10.9x	10.7x	9.9x
Selected Multiple Low End of Range	NA	8.5x	NA	NA
Selected Multiple High End of Range	NA	9.0x	NA	NA
Low End of Range % of Median	NA	80.9%	NA	NA
High End of Range % of Median	NA	85.7%	NA	NA

Shaded area indicates exclusion from ranges.

(1)	EV is defined as “Enterprise Value.”
(2)	Based on 12/31/03
(3)	Based on 12/31/04

Summary of Fairness Analysis

QUANTITATIVE RANKINGS

($ in millions)	Latest Twelve				1 Year
	Months	EBITDA	Return on	Return on	EBITDA
Public Hotel Companies (1)	Revenues	Margin	Equity	Assets	Growth

FOUR SEASON HOTELS -LTD VTG	$287.9	21.0%	0.8%	0.7%	-26.6%
HILTON HOTELS CORP	3,843.0	24.7%	8.9%	0.7%	-5.0%
HOST MARRIOTT CORP	3,698.0	21.5%	-7.8%	-0.8%	-10.2%
LASALLE HOTEL PROPERTIES	180.8	26.1%	-2.2%	-1.1%	-13.9%
RFS HOTEL INVESTORS INC	196.5	33.1%	0.3%	0.3%	-19.0%
High	$3,843.0	33.1%	8.9%	0.7%	-5.0%
Low	$180.8	21.5%	-7.8%	-1.1%	-19.0%
Median	$1,947.3	25.4%	-0.9%	-0.3%	-12.1%
Mean	$1,979.6	26.3%	-0.2%	-0.2%	-12.0%

Westin Michigan Avenue	$43.0	34.3%	-0.1%	1.6%	13.2%

($ Actual)

					Total Number
Public Hotel Companies	RevPar	Occupancy	ADR	NOI Margin	of Rooms

FOUR SEASON HOTELS -LTD VTG	$179.0	63.5%	$283.00	21.9%	30,866
HILTON HOTELS CORP	71.0	67.2%	105.89	27.9%	337,000
HOST MARRIOTT CORP	100.7	70.4%	143.19	23.5%	59,176
LASALLE HOTEL PROPERTIES	92.4	64.0%	144.30	30.7%	5,834
RFS HOTEL INVESTORS INC	59.7	68.9%	86.43	33.1%	8,271
High	$100.7	70.4%	$144.30	33.1%	337,000
Low	$59.7	64.0%	$86.43	23.5%	5,834
Median	$81.7	68.1%	$124.54	29.3%	33,724
Mean	$81.0	67.6%	$119.95	28.8%	102,570

Westin Michigan Avenue(2)	$105.6	69.5%	$151.86	29.3%	751

% of Median	129.2%	102.1%	121.9%	100.1%	2.2%

Shaded area indicates exclusion from ranges.

(1)	Based on public company 12/31/02 10K information.

(2)	Represents figures as of 12/31/02 based on management.

     Summary of Fairness Analysis

YIELD VALUE APPROACH — WITHOUT CASH ADJUSTMENT

($ in thousands)	Yield Value Range
	Low		High

Annual Distributions to LP (1)	$3,645	–	$3,645
Selected Required Yields	6.5%	–	5.5%

Implied Total Equity	56,076	–	66,271
Number of Partnership Units (2)	135,600	–	135,600

Per Unit Price	$414.00	–	$489.00

(1)  Based on 10-K dated 12/31/02 distributions paid per unit totaled $26.88 or approximately $3.6 million in the aggregate based on 135,600 partnership units.

(2)  Based on the Amended and Restated Agreement of Limited Partnership of Westin Hotels Limited Partnership as of 12/31/86.

     Summary of Fairness Analysis

YIELD VALUE APPROACH — WITHOUT CASH ADJUSTMENT

($ in thousands)	Yield Value Range
	Low		High

Annual Distributions to LP (1)	$3,645	–	$3,645
Selected Required Yields	9.0%	–	8.0%

Implied Total Equity	40,499	–	45,562
Add: Hotel Partnership Cash	21,200	–	21,200
Add: WHLP Cash	9,500	–	9,500
Implied Total Equity Plus Cash	71,199	–	76,262
Number of Partnership Units (2)	135,600	–	135,600

Per Unit Price	$525.00	–	$562.00

(1)  Based on 10-K dated 12/31/02 distributions paid per unit totaled $26.88 or approximately $3.6 million in the aggregate based on 135,600 partnership units.

(2)  Based on the Amended and Restated Agreement of Limited Partnership of Westin Hotels Limited Partnership as of 12/31/86.

     Summary of Fairness Analysis

YIELD DETERMINATION SUMMARY

	Yield Range

	Median		Mean	Low		High

Partnership Spectrum (low debt)	9.1%	–	8.4%	3.4%	–	11.6%
Partnership Spectrum (moderate to high debt)	6.6%	–	6.3%	3.0%	–	9.2%
Realty Stock Review	7.3%	–	5.5%	0.0%	–	9.4%

HLHZ Selected Yield – Without Cash Adjustment	6.5%	–	5.5%
HLHZ Selected Yield – With Cash Adjustment	9.0%	–	8.0%

     Summary of Fairness Analysis

REFINANCING SCENARIO

•	According to the preliminary proxy statement and the draft analysis provided by JLL, dated May 7, 2003, the estimated per Unit net proceeds to limited partners of WHLP ranges from $141.00 to $177.00

•	Per the draft analysis provided by JLL, dated May 7, 2003, and subject to certain assumptions (listed below) the implied valuation per Unit ranges from $526.00 to $562.00

•	Material Assumptions

•	$75.0 million refinancing in Q4 2003,

•	Sale of the Hotel at the end of fiscal year 2005,

•	Repayment of TRST debt with a $2.6 million prepayment penalty,

•	Repayment Starwood subordinated debt,

•	Repayment of Deferred Incentive Fees,

•	Continued receipt of distributions, and

•	Normal and customary closing and transaction costs

•	Issues

•	According to management, the likelihood of the refinancing closing, according to the terms set forth in the preliminary proxy statement, are not highly likely at this time.

•	The per Unit value range of $526.00 to $562.00 could be negatively impacted by any reduction in the amount of refinance proceeds from $75.0 million.

Exhibits

Financial Statements

     Financial Statements

INCOME STATEMENT

($ in thousands)

Stand Alone	Fiscal Year Ended December 31,				LTM	Projected Fiscal Year End December 31,

	1999	2000	2001	2002	6/30/03	2003	2004	2005

Revenues
Rooms	$31,168	$34,872	$30,188	$28,943	$30,622	$30,394	$30,496	$31,810
Food & Beverage	10,082	9,096	7,610	8,160	8,654	9,413	9,518	11,066
Telecommunications	1,468	1,409	1,152	992	1,003	1,099	1,155	1,007
Minor Operating Departments	1,103	439	28	32	30	17	66	81
Rent & Other	1,717	2,582	2,937	2,591	2,645	2,642	2,683	2,968

Total Revenue	45,538	48,398	41,915	40,718	42,953	43,564	43,918	46,933
Departmental Expenses
Rooms	7,208	8,121	7,136	6,745	7,213	7,252	7,244	7,635
Food & Beverage	8,551	7,297	6,264	6,454	6,544	6,766	7,188	8,300
Telecommunications	398	459	429	347	380	407	414	373
Minor Operating Depts	468	237	31	17	35	28	41	47
Rent & Other	296	270	253	269	292	294	286	300

Total Departmental Expenses	16,921	16,384	14,113	13,831	14,463	14,748	15,173	16,653
Departmental Profit	28,617	32,014	27,802	26,887	28,490	28,815	28,745	30,279
Operating Expenses
Administrative & General (1)	2,990	3,312	2,761	2,687	2,564	2,711	2,819	3,270
Marketing	3,315	3,286	2,484	2,396	2,421	2,385	2,416	2,941
Repairs & Maintenance	1,678	1,881	1,492	1,593	1,659	1,668	1,605	1,830
Energy	959	1,012	1,117	1,042	1,127	1,141	1,107	1,220

Total Operating Expenses	8,943	9,491	7,854	7,718	7,770	7,905	7,947	9,262
Gross Operating Profit	19,674	22,524	19,948	19,169	20,719	20,910	20,798	21,017
Management Fee	1,594	1,694	1,467	1,425	1,503	1,525	1,537	1,643
Incentive Management Fee	2,045	—	2,624	2,700	2,802	2,550	2,420	2,279

Total Income Before Fixed Expenses	16,035	20,830	15,857	15,044	16,414	16,836	16,842	17,096
Fixed Expenses
Rent Taxes & Insurance	4,467	4,329	4,314	4,300	4,416	4,843	4,870	5,632
Owners Expense	28	10	7	(2,318)	(2,734)	(414)	—	—
F, F & E Reserve (2)	2,277	2,420	2,096	2,036	2,148	2,178	2,196	2,347

Total Fixed Expenses	6,772	6,758	6,417	4,018	3,829	6,607	7,066	7,979
Net Operating Income	$9,263	$14,072	$9,440	$11,026	$12,585	$10,229	$9,775	$9,117

NOI Margin	20%	29%	23%	27%	29%	23%	22%	19%
Interest Expense	2,616	2,592	2,549	2,503	2,479	2,454	2,454	2,549
Depreciation & Amortization	4,618	7,222	8,124	8,555	8,648	8,613	8,580	—
Net Income	2,028	4,258	(1,233)	(33)	1,458	(838)	(1,259)	6,567

(1)  Includes credit card commission expense.

(2)  FF&E Reserve is assumed to be 5% of total revenues per the Chicago FF&E Escrow Agreement.

     Financial Statements

BALANCE SHEET

($ in thousands)
		As of December,

Stand Alone	June 30, 2003	2002	2001	2000

Assets
Current Assets
House Bank	$114	$98	$108	$122
Operating Cash	19,075	24,543	10,497	5,231
Other Cash	6,268	4,683	11,414	6,368
Accounts Receivable, Net	3,912	2,346	1,666	3,223
Inventories	494	510	560	593
Prepaid Expenses	4	3	2	30
Deposit	8	8	8	8
Deferred Current	297	126	197	172

Total Current Assets	30,171	32,318	24,452	15,747
Property & Equipment
Land	8,836	8,835	8,835	8,835
Building & Improvements	55,728	55,597	54,538	54,538
Furniture & Equipment	61,913	61,710	60,506	58,519
Less: Accumulated Depreciation	(70,610)	(66,303)	(57,747)	(49,624)

Net Property & Equipment	55,868	59,840	66,131	72,268
Deferred Charges	336	360	408	456
Non-Current Assets	31	36	45	54

Total Assets	$86,406	$92,553	$91,036	$88,525

Liabilities & Shareholders Equity
Current Liabilities
Accounts Payable, net	$1,425	$1,250	$828	$720
Accrued Expenses	14,585	15,687	15,996	13,985
Current Portion of Long Term Debt	690	644	594	549

Total Current Liabilities	16,700	17,581	17,418	15,253
Long Term Debt
Debt-Long Term	24,624	29,986	30,629	31,224

Total Long Term Debt	24,624	29,986	30,629	31,224
Deferred Income	40	72	78	—

Total Liabilities	$41,364	$47,639	$48,125	$46,477
Shareholders Equity
Owners Equity	$875	$875	$875	$875
Retained Earnings	11,399	9,396	8,534	1,856
Paid in Capital	32,640	32,640	32,640	32,640
Current Period Earnings	128	2,003	862	6,678

Total Equity	$45,042	$44,914	$42,911	$42,049
Total Liabilities & Shareholders Equity	$86,406	$92,553	$91,036	$88,525

     Financial Statements

PARTNERSHIP EXPENSES

($ in thousands)

	As of December 31,

	1999	2000	2001	2002

Partnership Expenses (1)	$495.5	$569.7	$592.0	$480.3
Median	532.6
Mean	534.4

Normalized Partnership Expenses	$530.0

(1)  Per WHLP consolidating income statements.

Capitalization Rate Information

Capitalization Rate Information

HOTEL CAP RATE INFORMATION

Hospitality Investment Survey (1)

Investment Criteria	Average	Low	High	2002 Average

Capitalization Rates (after fees and reserves)
Full-Service	11.00%	8.50%	13.00%	10.94%
Limited-Service	11.65%	10.00%	15.00%	11.25%
All Properties	11.24%			10.94%
Terminal Capitalization (after fees and reserves)
Full-Service	10.72%	8.50%	13.50%	10.67%
Limited-Service	11.28%	10.00%	16.00%	11.50%
All Properties	10.92%			10.94%
Internal Rate of Return/Discount Rate
Full-Service	15.47%	10.00%	23.00%	14.39%
Limited-Service	16.83%	14.00%	23.00%	17.50%
All Properties	15.96%			16.15%
Equity Yield
Full-Service	20.04%	13.00%	25.00%	19.95%
Limited-Service	19.70%	13.00%	25.00%	25.25%
All Properties	19.95%			20.62%
Cash-on-Cash Return
Full-Service	9.00%	4.00%	15.00%	9.19%
Limited-Service	8.25%	4.00%	10.00%	10.00%
All Properties	8.75%			9.15%
Holding Period (Years)
Full-Service	7.29	3.00	15.00	10.33
Limited-Service	8.50	4.50	15.00	5.00
All Properties	7.74			9.27

(1)	Based on The Hospitality Research Group, the research affiliate of PKF Consulting

Shaded area represents the most relevant types of Hospitality Investment Criteria

Capitalization Rate Information

HOTEL CAP RATE INFORMATION

National Luxury Lodging Segment Cap Rate Support (1)

Key Indicators

Discount Rate (IRR)[2]	Current Quarter	Q3 2003	Year Ago

Range	10.00% — 15.00%	11.00% — 17.00%	11.00% — 17.00%
Mean	12.85%	13.05%	13.68%
Change (Basis Points)	0 BP	(-) 20 BP	(-) 83 BP

LTM Overall Cap Rate (OAR)[2]	Current Quarter	Q3 2003	Year Ago

Range	7.00% — 11.50%	6.00% — 13.00%	8.00% — 14.00%
Mean	9.70%	9.80%	10.56%
Change (Basis Points)	0 BP	(-) 10 BP	(-) 86 BP

Exit Residual Cap Rate	Current Quarter	Q3 2003	Year Ago

Range	8.00% — 12.5%	8.00% — 12.0%	8.00% — 14.0%
Mean	10.20%	10.15%	10.55%
Change (Basis Points)	0 BP	(+) 5 BP	(-) 35 BP

Average Marketing Time (in months)	Current Quarter	Q3 2003	Year Ago

Range	4.0 — 12.0	4.0 — 12.0	4.0 — 12.0
Mean	7.50	7.50	8.25
% Change			-9.1%

(1)	Based on the PwC Korpacz Real Estate Investor Survey Q1 2003.

(2)	Industry rates are based on unleveraged, all cash transactions.

(3)	Based on both quantitative and qualitative factors including but not limited to market risk.

Capitalization Rate Information

HOTEL MARKET INFORMATION

Capitalization Rate Information

HOTEL MARKET INFORMATION

Chicago Area Full Service Brand Analysis (1)

Brand (Full Service)	Total Rooms	Total Properties	Chicago Rank	National Rank

Hyatt	6,328	12	1	6
Holiday Inn	5,937	26	2	1
Hilton	4,980	7	3	4
Marriott	3,468	8	4	3
Sheraton	2,563	5	5	5
Total Full Service Market	52,416	162
Westin Michigan Avenue	751

Market Share	1.43%

Note: With the exception of Ramada Inn, the top national full service hotel brands as measured by the number of rooms are well represented in the Chicago MSA. Additionally, a limited service market leader in Chicago, Extended Stay America, is not a national market leader. Both of these observations confirm the regional nature of the lodging industry. Just under half of all lodging properties in the Chicago MSA were built more than 11 years ago. Almost 27 percent of the hotel properties are under five years old.

(1)	Based on the AH&LA 2001 Directory of Hotel & Motel Companies from PKF Consulting.

Discount Summary & Support

Discount Summary & Support

OVERVIEW OF APPLICABLE DISCOUNTS

For purposes of determining the appropriate lack of marketability and control discounts for the limited partnership units of WHLP, consideration was given to the underlying holdings and operations of WHLP: the Hotel Partnership and the Westin Michigan Avenue.

LACK OF MARKETABILITY DISCOUNTS

There are several company-specific factors which impact the level of marketability discounts associated with a subject security. Some of the relevant issues are addressed below.

Size of Underlying Entity

Size of the entity being valued is an important element in the overall consideration of value. Generally, the larger the entity, the more diversified its assets, products, services, etc., and the more professionally managed the business. Bigger entities typically have less overall risk. Furthermore, larger entities are generally more easily sold or financed against, consequently justifying lower discounts.

Management

Investors gravitate towards known and quality management expertise. Businesses that have successful management are more likely to be maximizing investor returns and thus warrant smaller discounts. In fact, certain well-run, closed-end funds can actually trade at a premium to net asset value due to management. As management expertise is more unknown or unproven, the desire for liquidity is enhanced.

Historical Distributions

Historical distributions increase the credibility of the company as well as attract potential investors. Larger historical distributions of a company tend to warrant a smaller discount applied to the security. In accordance with its partnership agreement, WHLP does not distribute earnings based on the underlying performance of the Hotel Partnership and ultimately the Westin Michigan Avenue.

Discount Summary & Support

OVERVIEW OF APPLICABLE DISCOUNTS (CONTINUED)

Diversification

Diversification limits the risk associated with owning a group of assets or a business in general. The more diversified an entity the less potential for material adverse investment results which are not desirable, especially for illiquid investments. Consequently, less diversified entities have higher discounts.

Leverage

Leverage can increase an investor’s potential return as well as risk. Because holders of illiquid securities are concerned about substantial risk and their inability to exit an investment during poor performance, substantial leverage can increase marketability discounts.

Volatility

Investors desire liquidity to gain flexibility in unpredictable markets. Frequently, when investors desire liquidity the most, asset values may be at depressed levels. Consequently, the more volatile the assets or business, the higher the discounts.

Past Performance of Business

The better performing a business or asset, the fewer economically beneficial changes that can be made to the business or asset. Consequently, good historical performance reduces applicable discounts. Furthermore, investors are more comfortable with a buy and hold strategy when past performance has been good.

Access to Capital

A company that has easy access to capital is at a huge advantage relative to its competitors. It is able to raise capital when it is expanding its business or paying down current debt in a short period of time. Having access to capital warrants a lower discount rate.

Discount Summary & Support

OVERVIEW OF APPLICABLE DISCOUNTS (CONTINUED)

LACK OF CONTROL DISCOUNT

WHLP’s limited partnership interests do not provide their holders with any control over WHLP and its assets. Most importantly, an investor in the limited partnership units would not have the right to unilaterally sell, transfer, encumber or otherwise dispose of the assets or make any distributions to limited partnership members. Consequently, an investor would discount the 100 percent value of the limited partnership units to reflect the diminution in value attributable to the lack of full control.

Those elements of control that do not accrue to minority shareholders include such items as:

•	Election of directors and appointment of management

•	Determination of management compensation and perquisites

•	Declaration and payment of dividends or distributions

•	Acquisition or sale of “treasury shares"

•	Acquisition or liquidation of assets or the entity itself

•	Establishment of policies and alteration of the course of business

•	Diversification through acquisitions or internal development

•	Consolidation through divestiture or merger

•	Selection of suppliers

•	Alteration of articles or bylaws

•	Right to liquidate, dissolve, sell out or recapitalize

Determining an appropriate lack of control and lack of marketability discount for the WHLP limited partnership interests was based primarily on the following analyses and investigations:

•	The Partnership Spectrum

•	Reality Stock Review

Discount Summary & Support

PARTNERSHIP SPECTRUM

The Partnership Spectrum, a publication of Partnership Profiles, Inc., conducts price-to-value discount analyses for real estate partnerships traded in the secondary market. The publication has conducted this study annually for almost a decade. The most current study published in the May/June 2003 issue of the publication, features 77 partnerships owning real estate assets ranging from debt-free shopping centers to debt-laden apartment complexes.

The partnerships included in the study are publicly registered with the Securities and Exchange Commission, but are not publicly traded on any recognized securities exchange. Instead, units of the partnerships are bought and sold in the so-called limited partnership secondary market. This market is comprised of 10 to 12 independent securities brokerage firms that act primarily as intermediaries in matching buyers and sellers of units in non-listed partnerships of all types.

In this price-to-value discount study, the value of the partnership unit is either based on an annual third party fair market value appraisal or estimate by the general partner. The most recent unit values reported for the sample 77 partnerships were then compared to the weighted average prices at which investors purchased units in these partnerships in the partnership secondary market during the 12 months period ending May 2003. The study incorporates 271 actual purchase transactions. The 77 partnerships in the study were grouped into six categories. A description of the groups and the average discount and distribution yield for each group of partnerships is provided in the table below. Because the unit values likely reflect a controlling interest value and the purchase prices reflect a minority semi-marketable price, the discounts summarized below reflect both a minority discount and partial lack of marketability discount.

Partnership	# of	Average	Average
Category	Partnerships	Discount	Yield

Equity — Distributing (low or no debt)	15	16%	8.40%
Equity — Distributing (moderate-to-high debt)	19	27%	6.20%
Equity — Non-Distributing	8	32%	0%
Undeveloped Land	3	29%	0%
Triple-Net-Lease	26	16%	9.70%
Insured Mortgages	6	15%	9.70%

Discount Summary & Support

PARTNERSHIP SPECTRUM (CONTINUED)

EQUITY – DISTRIBUTING

The partnerships in this category consistently pay cash distributions and have historically been the bulk of secondary market trading volume involving real estate partnerships. The 15 partnerships in this category that are either debt-free or utilize low levels of debt financing traded at an average discount of 16 percent and an average cash distribution of 8.4 percent. The 19 partnerships in this group that employ moderate-to-high levels of debt financing traded at an average discount of 27 percent and had a cash distribution yield of 6.2 percent. As a whole, the 34 partnerships in this group traded at an average discount of 22 percent

EQUITY – NON-DISTRIBUTING

The real estate partnerships that traded at the highest average discount were generally those that did not pay any operating cash distributions. This situation is typically due to high debt levels combined with significant property improvement needs. The average discount for the 8 partnerships that comprise this group is 32 percent. Discounts among partnerships in this group can vary significantly, depending upon a partnership’s prospects for resuming operating distributions in the near future.

UNDEVELOPED LAND

The 3 partnerships in this group were formed to invest in undeveloped land on an all-cash basis. The objective of these partnerships is to enhance the value of their land through pre-development activities. The partnerships pay cash dividends as parcels are sold; assuming proceeds are not needed to fund pre-development costs at other parcels. The discounts for these partnerships fall in a range of 26 percent to 34 percent with an overall average of 29 percent.

     Discount Summary & Support

PARTNERSHIP SPECTRUM (CONTINUED)

TRIPLE-NET-LEASE

All or substantially all of the real estate properties owned by the 26 partnerships in this group are net-leased to tenants pursuant to long-term lease agreements, whereby the lessees are required to pay all insurance, taxes and day-to-day maintenance expenses associated with the properties. Such partnerships trade at a relatively low discount because they typically pay high cash distributions on a very predictable basis. The average discount for triple-net-lease partnerships is 16 percent and the average distribution yield is 9.7 percent.

INSURED MORTGAGE PROGRAMS

Substantially all of the real estate assets owned by the 6 programs in this group consist of mortgage loans and/or mortgage backed securities secured by multi-family apartment complexes, whereby payment of principal and interest is substantially guaranteed by the federal government or an agency thereof. These debt-free partnerships consistently pay cash distributions, and because their mortgage loans are insured, they trade at the lowest discount among the various categories of real estate partnerships. The partnerships in this group traded at an average discount of 15 percent and offered an average cash distribution yield of 9.7 percent.

SUMMARY

Since the subject securities are low yielding securities and the subject partnership has a low level of debt, Houlihan Lokey focused its analysis on the partnership categories that pay either no or nominal cash distributions with low levels of debt. As such, Equity–Distributing (low or no debt) and Equity-Distributing (moderate to high debt) were considered most comparable. Houlihan Lokey determined the appropriate discount level of the WHLP limited partnership interests at 15 percent. Because the partnerships units represent a minority position within the partnerships and because the units trade on a secondary market, the overall average discount is comprised of both a semi-marketability discount and a minority discount.

     Discount Summary & Support

EQUITY PARTNERSHIPS — DISTRIBUTING (LOW OR NO DEBT)

	Average	Average	Distributing	Debt	Distribution
Partnership	Trade Price	Discount	Frequency	Low, High	Rate

ChrisKen Partners Cash Income Fund	$340.0	19.0%	Quarterly	Low	NSR	NSR
First Capital Income Properties Series XI	$175.1	14.0%	Quarterly	Low	$16.00	9.1%
Public Storage Properties Ltd. (III)	$1,206.8	NA	Quarterly	Low	$140.00	11.6%
Public Storage Properties Ltd. IV	$1,393.0	NA	Quarterly	Low	$136.00	9.8%
Public Storage Properties Ltd. V	$1,214.4	NA	Quarterly	Low	$116.00	9.5%
Rancon Income Fund I	$255.0	30.0%	Semi-Annual	Low	$20.00	7.8%
Realty Parking Properties LP	$7.1	19.0%	Quarterly	Low	NSR	NSR
Wells Real Estate Fund III-A	$0.7	8.0%	Quarterly	Low	$0.05	6.4%
Wells Real Estate Fund IV-A	$7.6	17.0%	Quarterly	Low	$0.60	7.9%
Wells Real Estate Fund IX-A	$8.3	7.0%	Quarterly	Low	$0.86	10.4%
Wells Real Estate Fund V-A	$7.0	18.0%	Quarterly	Low	$0.24	3.4%
Wells Real Estate Fund VI-A	$7.5	17.0%	Quarterly	Low	$0.46	6.1%
Wells Real Estate Fund VII-A	$8.7	8.0%	Quarterly	Low	$0.98	11.3%
Wells Real Estate Fund XI-A	$8.0	11.0%	Quarterly	Low	$0.84	10.6%
WHLP	$469.4	23.0%	Quarterly	Low	$26.88	5.7%

Median Discount	17.0%	Median Yield	9.1%
Average Discount	15.9%	Average Yield	8.4%

Median Discount (without WHLP)	17.0%	Median Yield (without WHLP)	9.3%
Average Discount (without WHLP)	15.3%	Average Yield (without WHLP)	8.7%

     Discount Summary & Support

EQUITY PARTNERSHIPS — DISTRIBUTING (MODERATE TO HIGH DEBT)

	Average	Average	Distributing	Debt	Distribution
Partnership	Trade Price	Discount	Frequency	Low, High	Rate

American Retirement Villas Props. III	$262.8	23.0%	Sporadic	High	NSR	NSR
Angeles Income Properties 6	$173.4	20.0%	Sporadic	High	NSR	NSR
Angeles Income Properties II	$95.5	41.0%	Sporadic	High	NSR	NSR
Angeles Income Properties	$230.0	38.0%	Sporadic	High	NSR	NSR
Brown-Benchmark Properties	$17.1	19.0%	Quarterly	High	0.75	4.40%
Century Properties Fund XV	$106.0	38.0%	Sporadic	High	NSR	NSR
Century Properties Fund XVI	$44.0	24.0%	Sporadic	High	NSR	NSR
Century Properties Fund XVII	$303.0	35.0%	Sporadic	High	NSR	NSR
Century Properties Fund XVII	$500.0	9.0%	Sporadic	High	NSR	NSR
ChrisKen Growth & Income L.P. II	$244.7	12.0%	Sporadic	High	NSR	NSR
Consolidated Capital Growth Fund	$225.0	27.0%	Sporadic	High	NSR	NSR
Consolidated Capital Institutional Props. 1	$173.1	53.0%	Sporadic	High	NSR	NSR
Consolidated Capital Institutional Props. 3	$46.0	32.0%	Sporadic	High	NSR	NSR
Consolidated Capital Properties IV	$165.0	25.0%	Sporadic	High	NSR	NSR
HCW Pension Real Estate Fund	$142.0	24.0%	Sporadic	High	NSR	NSR
Inland Real Estate Corporation	$10.2	7.0%	Quarterly	High	$0.94	9.2%
Oxford Residential Properties I	$762.0	25.0%	Sporadic	High	NSR	NSR
Uniprop MHC Income Fund	$389.9	39.0%	Quarterly	High	$12.00	3.0%
Uniprop MHC Income Fund II	$11.3	25.0%	Quarterly	High	$0.92	8.7%

Median Discount	25.0%	Median Yield	6.6%
Average Discount	27.2%	Average Yield	6.3%

     Discount Summary & Support

EQUITY PARTNERSHIPS — DISTRIBUTING PAYOUT RATIOS (1)

     ($ thousands)

		Plus: Deprecation	Less:	Free	Cash	Total	Cash to	LP Cash	GP Cash	LP Payout
Partnership	Net Income	& Amortization	Cap Ex	Cash Flow	Balance	Assets	Total Assets	Distributions	Distributions	Ratio (3)	Date

Public Storage Properties Ltd. IV	$7,311.0	$951.0	$359.0	$7,903.0	$698.0	$21,012.0	3.3%	$5,680.0	$1,970.0	71.9%	12/31/02
Public Storage Properties Ltd. V	6,166.0	931.0	364.0	6,733.0	1,439.0	26,864.0	5.4%	3,300.0	1,144.0	49.0%	12/31/02
Realty Parking Properties LP	5,588.2	115.8	0.0	5,704.0	687.4	14,631.5	4.7%	8,664.3	0.0	151.9%	12/31/02
Wells Real Estate Fund I	(410.9)	652.1	21.0	220.2	10,404.8	21,285.2	48.9%	987.1	0.0	448.3%	12/31/02
Wells Real Estate Fund III-A (2)	(111.1)	643.6	0.0	532.6	2,613.0	13,576.7	19.2%	232.8	0.0	43.7%	12/31/02
Wells Real Estate Fund IV-A	385.0	0.0	0.0	385.0	28.6	8,928.6	0.3%	906.5	0.0	235.4%	12/31/02
Wells Real Estate Fund IX-A	1,535.1	0.0	0.0	1,535.1	121.3	24,566.1	0.5%	2,818.0	0.0	183.6%	12/31/02
Wells Real Estate Fund V-A	403.8	0.0	0.0	403.8	29.7	10,803.5	0.3%	890.9	0.0	220.7%	12/31/02
Wells Real Estate Fund VI-A	905.3	0.0	0.0	905.3	926.8	16,015.5	5.8%	1,572.0	0.0	173.6%	12/31/02
Wells Real Estate Fund VII-A	803.7	0.0	0.0	803.7	993.8	15,340.4	6.5%	1,678.6	0.0	208.9%	12/31/02
Wells Real Estate Fund XI-A	746.8	0.0	0.0	746.8	91.0	13,081.6	0.7%	1,275.0	0.0	170.7%	12/31/02

WHLP	$1,383.0	$8,564.0	$2,264.0	$7,683.0	$39,236.0	$42,197.0	93.0%	$3,645.0	$0.0	47.4%	12/31/02

Mean							15.7%			167.1%
Median							5.0%			172.2%

WHLP % of median							1849.5%			27.6%

Mean (without WHLP)							8.7%			178.0%
Median (without WHLP)							4.7%			173.6%

WHLP % of median							1979.2%			27.3%

(1)	Based on 10-k public company financial statements.

(2)	Net income excludes impairment loss and loss on disposition.

(3)	Based on LP Cash distributions as a percentage of Free Cash Flow

     Discount Summary & Support

YIELD SUPPORT — REALTY STOCK REVIEW

Reality Stock Review (1)

Lodging REITs	Yield

Boykin Lodging	0.00%
Equity Inns	7.50%
Host Marriot Corp	0.00%
Felcor Lodging	7.40%
Hospitality PPTYS TR	9.40%
Innkeepers USA TR	4.20%
LA Salle Hotel PPTYS	5.90%
RFS Hotel Invs	8.10%
Winston Hotels	7.30%

Mean	5.53%
Median	7.30%

(1)	Based on the Realty Stock Review dated May 30, 2003.

Synopses of
Comparable Public Companies

     Synopses of Comparable Public Companies

FOUR SEASONS HOTELS INC

Four Seasons Hotels Inc. (FS) is one of the world’s leading managers of luxury hotels and resorts. As of March 1, 2002, the company managed 54 luxury hotel and resort properties and two Residence Clubs, containing 15,184 guestrooms and units. These properties are operated primarily under the Four Seasons and Regent brand names, in principal cities and resort destinations in 25 countries in North America, Europe, Asia, the Middle East, Australia, the Caribbean and South America. Twenty-four hotel and resort properties to be operated under the Four Seasons brand name are under construction or development in a further nine countries around the world. Thirteen of these new hotels and resorts include a Residence Club or other residential component. The company’s goal is to offer business and leisure travelers the finest accommodation in each destination it serves.

     Synopses of Comparable Public Companies

FOUR SEASONS HOTELS INC (CONTINUED)

As of December 31, 2001, hotels were located in major international financial centers, such as London, New York, Paris, Chicago, Washington, Los Angeles, Tokyo, Milan, Shanghai, Singapore, Toronto and Sydney, as well as in emerging international markets, such as Berlin, Dublin and Mexico City. FS also manages resorts in world-class destinations, such as California, Hawaii, Nevis, Mexico and Bali, and has Residence Clubs in active sales and operation in California and Arizona. FS anticipates that it will continue to expand in urban and resort destinations where consumer demand warrants a luxury property. In 2001, approximately 68 percent, 12 percent, 15 percent and 5 percent of the company’s management revenues were derived from hotels and resorts in North America, Asia/Pacific, Europe, and the Middle East/Caribbean/South America, respectively.

In 2001, FS opened properties in Dublin, Prague, Caracas and San Francisco. It also assumed the management of two existing properties in Buenos Aires, Argentina and Carmelo, Uruguay, now re-branded Four Seasons.

FS will open five Four Seasons hotels and resorts in 2002. These include the newly opened Four Seasons Hotel Shanghai, as well as hotels in Amman, Riyadh and Tokyo at Marunouchi, and a resort in Sharm el Sheikh.

Expected openings for 2003 include Four Seasons hotels, resorts or residence clubs in Budapest; The Bahamas; Hampshire, England; Istanbul at the Bosphorus; Jackson Hole; Miami; Provence at Terre Blanche; Punta Mita; Sao Paulo; and Sedona.

FS expects to open five to seven new luxury properties each year. This should enable the company to double its size within seven to ten years.

     Synopses of Comparable Public Companies

HILTON HOTELS CORP.

Hilton Hotels Corp. (HLT) is primarily engaged in the ownership, management and development of hotels, resorts and vacation ownership properties and the franchising of lodging properties. As of December 31, 2002, the company’s hotel system included 2,084 properties, totaling approximately 337,000 rooms worldwide. Of such properties, HLT owned an interest in and operated 128 hotels, leased seven hotels, managed 201 hotels owned by others and franchised 1,721 hotels owned and operated by third parties. Also included in the number of properties are 27 timeshare properties which HLT managed or franchised. All of these hotels are located in the United States, with the exception of 12 hotels in which HLT owns an interest and/or manages and 45 hotels franchised by the company.

As of December 31, 2002, the company managed (and in some cases, partially owned) hotel properties in Belgium, Egypt, England, Hong Kong, Ireland, Mexico, Puerto Rico, Singapore and Turkey. HLT also franchised hotel properties in Canada, Colombia, Costa Rica, Ecuador, Mexico, Peru, Puerto Rico and Venezuela. As of December 31, 2002, HLT stated that the amounts of revenues, operating profits and identifiable assets attributable to areas outside the United States had not to that date been material.

     Synopses of Comparable Public Companies

HILTON HOTELS CORP. (CONTINUED)

HLT’s hotel brands include Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Hampton, Homewood Suites by Hilton and Conrad. The company develops and operates vacation ownership resorts through Hilton Grand Vacations Company and its related entities, which are wholly owned.

The company’s Hotel Ownership segment derives revenue primarily from owned, majority owned and leased hotel properties and earnings from unconsolidated affiliates. This segment accounted for 59 percent of total revenues in 2002. The Managing and Franchising segment (33.3 percent) provides services including hotel management and licensing of HLT’s brands to franchisees.

HLT intends to grow its hotel brands primarily through franchising and the addition of management contracts, which require little or no capital investment. In addition, it will continue to invest in capital replacements and select major renovation projects at its owned hotels, and may seek to acquire hotel properties on a strategic and selective basis. During 2002, the company added 143 properties with approximately 18,000 rooms to its portfolio; 45 properties with approximately 8,400 rooms were sold or otherwise divested. In 2003, HLT expects to add 100 to 115 hotels with 12,000 to 15,000 rooms to its system, with Hampton and Hilton Garden Inn accounting for most of the new development.

Synopses of Comparable Public Companies

HOST MARRIOTT CORP.

Host Marriott Corp. (HMT) is a self-managed and self-administered real estate investment trust (REIT) that owns full-service hotel properties conducted through an operating partnership, which issues units of partnership interest (OP Units), Host Marriott, L.P. (the Operating Partnership), and its subsidiaries. The company is the sole general partner of the Operating Partnership and as of Mar. 22, 2002, owns approximately 92 percent of the Operating Partnership.

As of Mar. 1, 2002, HMT owned or had controlling interests in 122 upscale and luxury, full-service hotel lodging properties throughout the United States, Canada and Mexico. Most of the hotels are operated under the Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Swissotel brand names. Of these properties, 109 are managed or franchised by Marriott International, Inc. and its subsidiaries.

HMT’s hotels average approximately 475 rooms; twelve of the hotels have more than 750 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. Hotels primarily serve business and pleasure travelers and group meetings at locations that are generally well situated with significant barriers to entry by competitors. The average age of the properties is 18 years.

Synopses of Comparable Public Companies

HOST MARRIOTT CORP. (CONTINUED)

Through subsidiaries, HMT owned four Canadian and two Mexican properties, with 2,548 rooms as of December 31, 2001. HMT also maintains investments in general and/or limited partner interests in partnerships that in the aggregate own three full-service hotels and 158 limited service hotels, as well as other real estate investments.

HMT’s hotels are managed and operated by third parties pursuant to management agreements with its subsidiaries to which the company has leased its hotels. The initial term of management agreements is generally 15 to 20 years in length with multiple renewal terms.

Revenues increased $2.4 billion, or 171 percent, to approximately $3.8 billion for 2001; however, in 2001 HMT acquired certain lessee interests from Crestline Capital Corp. through its HMT Lessee LLC subsidiary that changed its operating structure, and its 2001 revenues were therefore not materially comparable to 2000 revenues. In the Sept. 11, 2001 terrorist attacks, HMT’s New York World Trade Center Marriott hotel was destroyed, its New York Marriott Financial Center hotel was substantially damaged, and the resulting disruptions of commercial air travel had an adverse effect on operations throughout the remainder of 2001.

Synopses of Comparable Public Companies

LASALLE HOTEL PROPERTIES

LaSalle Hotel Properties (LHO) is a self-managed and self-administered real estate investment trust that buys, owns and leases primarily upscale and luxury full-service hotels located in convention, resort and major urban business markets. As of December 31, 2002, LHO owned interests in 17 hotels with approximately 5,800 rooms/suites located in eleven states and the District of Columbia. Independent hotel operators manage the hotels.

Substantially all of the Trust’s assets are held by, and all of its operations are conducted through, LaSalle Hotel Operating Partnership, L.P. The Trust is the sole general partner of the partnership with an approximate 97.7 percent ownership at December 31, 2002. The remaining 2.3 percent was held by other investors in the form of 424,686 units of limited partnership interest. Partnership units are redeemable for cash or, at the option of the Trust, for a like number of common shares of beneficial interest of the Trust. The hotels are leased under participating leases that provide for rental payments equal to the greater of base rent or participating rent based on fixed percentages of gross hotel revenues.

Synopses of Comparable Public Companies

LASALLE HOTEL PROPERTIES (CONTINUED)

The Trust’s primary objectives are to provide a stable stream of income to its shareholders through increases in distributable cash flow and to increase long-term total returns to shareholders through appreciation in the value of its common shares of beneficial interest. To achieve these objectives, the Trust seeks to: enhance the return from, and the value of, the hotels in which it owns interest and any additional hotels the Trust may acquire or develop; and invest in or acquire additional hotel properties on favorable terms.

The Trust seeks to achieve revenue growth principally through: renovations and/or expansions at selected hotels; acquisitions of full-service hotels located in convention, resort and major urban business markets in the United States and abroad, especially upscale and luxury full-service hotels in such markets where the Trust perceives strong demand growth or significant barriers to entry; and selective development of hotel properties, particularly upscale and luxury full-service hotels in high demand markets where development economics are favorable.

LHO believes that its regular program of capital improvements at the hotels helps maintain and enhance its competitiveness and maximizes revenue growth under the participating leases. The Trust planned to invest approximately $28.0 million on renovations and additional capital improvements at its hotel properties during 2003.

Synopses of Comparable Public Companies

RFS HOTEL INVESTORS, INC.

RFS Hotel Investors, Inc. (RFS), a hotel real estate investment trust which, at December 31, 2002, owned interests in 57 hotels with 8,271 rooms located in 24 states (collectively the Hotels) through its approximately 92 percent equity interest in RFS Partnership, L.P. (the Operating Partnership). At December 31, 2002, third party limited partners owned the remaining 8 percent of the Operating Partnership. RFS is the general partner in the Operating Partnership. The Operating Partnership is the issuer of public debt.

Many of the company’s hotels are located in attractive metropolitan areas or growing secondary markets and are well located within these markets. All but two of the company’s hotels are operated under franchises from nationally recognized franchisors such as Marriott International, Inc., Hilton Hotels Corporation, Starwood Hotels & Resorts, Inc. and Six Continents PLC.

In 2002, the company sold the 153-room Comfort Inn in Fort Mill, SC for $3.25 million, resulting in a loss on sale of approximately $3.8 million. The net proceeds were used to reduce borrowings under the company’s line of credit.

Synopses of Comparable Public Companies

RFS HOTEL INVESTORS, INC. (CONTINUED)

At December 31, 2002, the company leased five hotels to two third-party lessees. Fifty hotels are managed by Flagstone Hospitality Management LLC and the remaining seven hotels are managed by four other third-party management companies. RFS seeks to increase operating cash flows through aggressive asset management. It applies its asset management and investing expertise to the renovation, redevelopment and rebranding of its existing hotels and the maintenance of strong strategic relationships with its brand owners and managers.

Over the past five fiscal years, the company has spent approximately $101 million upgrading, renovating and redeveloping existing hotels in order to enhance their competitive position and improve cash flow. Recent examples of this strategy include: an $11 million renovation and conversion of the 234-room San Francisco Fisherman’s Wharf hotel from a Ramada Plaza to a Hilton; a $4.5 million, 40-room addition to the Beverly Heritage hotel in Milpitas, CA; the conversion of the Sunnyvale, CA hotel from a Four Points by Sheraton to a Sheraton; the renovation and conversion of the Clayton, MO hotel from a Holiday Inn to a Sheraton; and the conversion of the Birmingham, AL hotel from a Sheraton to a Hilton.